VIACOM INC.

SENIOR NOTES AND DEBENTURES OFFERING - FINAL TERMS

Issuer Free Writing Prospectus

Dated March 4, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333-184770

	2.200% Senior Notes due 2019	3.875% Senior Notes due 2024	5.250% Senior Debentures due 2044

Issuer:	Viacom Inc.

Ratings:*	Baa2 (stable) / BBB (stable) / BBB+ (stable)

Format:	SEC Registered

Securities:	Senior Notes	Senior Notes	Senior Debentures

Trade Date:	March 4, 2014

Settlement Date (T+5):	March 11, 2014

Interest Payment Dates:	The Notes and Debentures will accrue interest from March 11, 2014 and will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014.

Principal Amount Offered Hereby:	$400,000,000	$550,000,000	$550,000,000

Maturity Date:	April 1, 2019	April 1, 2024	April 1, 2044

Price to Public:	99.947% per Note	99.192% per Note	99.831% per Debenture

Gross Spread:	0.350%	0.450%	0.875%

Net Proceeds:	$398,388,000	$543,081,000	$544,258,000

Coupon:	2.200%	3.875%	5.250%

Yield to Maturity:	2.211%	3.973%	5.261%

Spread to Benchmark Treasury:	+67 bps	+127 bps	+162 bps

Benchmark Treasury:	1.500% UST due February 28, 2019	2.750% UST due February 15, 2024	3.750% UST due November 15, 2043

Benchmark Treasury Price / Yield:	99-25 3/4 / 1.541%	100-13 / 2.703%	101-31 / 3.641%

Make-Whole Call:	Treasury Rate plus 10 bps	Treasury Rate plus 20 bps	Treasury Rate plus 25 bps

Par Call:	None	At any time on or after January 1, 2024, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.	At any time on or after October 1, 2043, at 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest to the date of redemption.

Denominations:	Minimum of $2,000 x $1,000 in excess thereof

Day Count:	30/360

CUSIP:	92553P AV4	92553P AX0	92553P AW2

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes and Senior Debentures will be made against payment therefor on or about March 11, 2014, which will be the 5th business day following the date of pricing of the Senior Notes and Senior Debentures (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes or Senior Debentures on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes and Senior Debentures initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes or Senior Debentures who wish to trade those Senior Notes or Senior Debentures on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

2